[CNA SURETY LOGO]

FOR IMMEDIATE RELEASE
--------------------------------------------------------------------------------

CONTACT:    John F. Corcoran, 312-822-1371
            Doreen Lubeck, 773-583-4331

                CNA SURETY ANNOUNCES SECOND QUARTER 2006 RESULTS

CHICAGO, JULY 31, 2006 -- CNA Surety Corporation (NYSE:SUR) today reported net income for the second quarter of 2006 of $19.5 million, or $0.45 per share, compared to a net loss of $11.9 million, or $0.28 per share, for the same period in 2005. The increase in net income reflects the absence of a $40.0 million pre-tax ($26.0 million after-tax) charge in 2005 to establish a reserve for contract surety losses related to the large national contractor described in the Company's previous public filings. Other positive impacts included higher earned premium, higher investment income, and a lower expense ratio.

For the quarter ended June 30, 2006, gross written premiums increased 12.0 percent to $119.3 million as compared to the quarter ended June 30, 2005. Contract surety gross written premiums increased 17.8 percent to $78.8 million primarily due to increased demand as a result of the strong construction economy and growth in contract size due to cost inflation within the construction industry. Commercial surety gross written premiums increased 5.5 percent to $33.0 million due to growth in large commercial products compared to an unusually low second quarter of 2005. Small commercial premiums were flat as a decline in production of notary bonds resulting from a loss of a large notary program offset growth in other commercial products. Fidelity and other premiums decreased by 10.2%, due to a decline in production of notary errors and omissions policies related to the notary program noted above. Ceded written premiums decreased $1.6 million to $10.1 million for the second quarter of 2006 compared to the same period of last year due primarily to lower ceded premium related to the large national contractor. Net written premiums increased 15.2 percent to $109.2 million from the second quarter of 2005.

For the quarter ended June 30, 2006, the loss, expense, and combined ratios improved to 25.7 percent, 55.1 percent, and 80.8 percent, respectively, compared to 73.6 percent, 58.7 percent, and 132.3 percent, respectively, for the same period in 2005. The improvement in the loss ratio primarily reflects the absence of the reserve charge related to the large national contractor and overall improved claim experience, while the expense ratio reflects the strong premium growth achieved with a minimal increase in underwriting expenses.

Net investment income for the quarter ended June 30, 2006 was $10.0 million compared to $8.1 million during the second quarter of 2005 due to the increase in invested assets in 2005 and 2006 and higher yields. The annualized pre-tax yields were 4.5% and 4.3% for the three months ended June 30, 2006 and 2005, respectively.

Net income for the six months ended June 30, 2006 was $37.5 million, or $0.86 per share, compared to $2.1 million or $0.05 per share, for the same period in 2005. The increase in net income reflects the absence of the $40.0 million pre-tax ($26.0 million after-tax) charge described above, higher earned premium, higher investment income, and a lower expense ratio.

For the six months ended June 30, 2006, gross written premiums increased 10.6 percent to $232.0 million as compared to the six month period ended June 30, 2005. Gross written premiums for contract surety increased 18.7 percent to $146.2 million primarily due to increased demand as a result of the strong construction economy and growth in contract size due to cost inflation within the construction industry. Commercial surety and related fidelity and other premiums were essentially flat as a decline in production of notary bonds and notary errors and omissions policies resulting from the loss of a large notary program discussed above offset growth in other commercial and related products. Ceded written premiums decreased $9.4 million to $20.9 million for the first six months of 2006 compared to the same period last year. This decrease reflects the Company's decision not to renew a high-level excess of loss reinsurance treaty and cost savings on the core reinsurance program. Net written premiums increased
17.6 percent to $211.1 million.

For the six months ended June 30, 2006, the loss, expense, and combined ratios improved to 25.7 percent, 55.3 percent, and 81.0 percent, respectively, compared to 50.9 percent, 59.5 percent, and 110.4 percent, respectively, for the same period in 2005. The improvement in the loss ratio reflects the absence of the reserve charge related to the large national contractor and overall improved claim experience, while the expense ratio reflects the strong premium growth achieved with a minimal increase in underwriting expenses.

For the six months ended June 30, 2006, net investment income increased 19.6 percent to $19.2 million compared to $16.0 million for the same period in 2005. The increase reflects the impact of higher overall invested assets and higher yields. The annualized pre-tax yields were 4.5% and 4.3% for the six months ended June 30, 2006 and 2005, respectively. Net realized investment gains were $0.1 million for the first six months of 2006 compared to $2.0 million in the same period of 2005. This decrease was due to the absence of the realized investment gain in 2005 from the Company's sale of its interest in De Montfort Group, Ltd.

As of June 30, 2006, stockholders' equity increased by 6.6 percent from December 31, 2005, to $508.0 million as the increase from net income was partially offset by a decline in net unrealized gains. Combined statutory surplus totaled $303.2 million at June 30, 2006, resulting in a net written premium to statutory surplus ratio of 1.3 to 1.0.

BUSINESS ENVIRONMENT

The Company's business is subject to certain risks and uncertainties associated with the current economic environment and corporate credit conditions. In the past, the Company's performance has been materially impacted by a significant increase in corporate defaults on a worldwide basis. Because the nature of the business is to insure against non-performance, future results of operations could be negatively impacted by adverse trends in corporate defaults.

CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiary, Western Surety Company, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 35,000 independent agencies. The Company's Securities and Exchange Commission filings are available at www.sec.gov or visit us at www.cnasurety.com on the World Wide Web for a direct link to the SEC website.

CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.

NOTE: A conference call for investors and the professional investment community will be held at 10:00 a.m. Central time on July 31, 2006. On the conference call will be John F. Welch, President and Chief Executive Officer of CNA Surety Corporation and John F. Corcoran, Chief Financial Officer of CNA Surety Corporation. The call may be accessed by dialing 800-475-3716. It will also be broadcast live at http://www.videonewswire.com/event.asp?id=34836 or go to the investor relations pages of the CNA Surety website (www.cnasurety.com) for further details. The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available beginning at 12:00 p.m. Central time on July 31 until 12:00 p.m. on August 11, 2006 by dialing 888-203-1112, pass code 8223498 or over the Internet at the foregoing websites.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of significant increases in corporate defaults on a national or global basis, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions including underwriting limitations imposed by the U.S. Department of Treasury, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, the cost and availability of reinsurance contracts on reasonable terms, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company's accounting policies, and other risks detailed in the Company's Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.



                                      # # #




- Chart Follows--                      -3-

CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)

                                                                THREE MONTHS ENDED                     SIX MONTHS ENDED
                                                                     JUNE 30,                              JUNE 30,
                                                         --------------------------------       ------------------------------
                                                              2006              2005                 2006            2005
                                                         -------------      -------------       --------------   -------------
OPERATING RESULTS:

Gross written premiums                                      $ 119,314          $ 106,544          $ 232,043        $ 209,837
                                                            =========          =========          =========        =========

Net written premiums                                        $ 109,197          $  94,791          $ 211,103        $ 179,501
                                                            =========          =========          =========        =========

Revenues:
  Net earned premiums                                       $  97,041          $  85,257          $ 188,929        $ 165,820
  Net investment income                                        10,017              8,054             19,171           16,025
  Net realized investment gains                                    87                  5                105            2,016
                                                            ---------          ---------          ---------        ---------
      Total revenues                                        $ 107,145          $  93,316          $ 208,205        $ 183,861
                                                            ---------          ---------          ---------        ---------


Expenses:
  Net losses and loss adjustment expenses(1)                $  24,945          $  62,763          $  48,541        $  84,354
  Net commissions, brokerage and
      other underwriting expenses                              53,514             50,057            104,427           98,702
  Interest expense                                              1,012                840              1,964            1,614
                                                            ---------          ---------          ---------        ---------
      Total expenses                                        $  79,471          $ 113,660          $ 154,932        $ 184,670
                                                            ---------          ---------          ---------        ---------


Income (loss) before income taxes                              27,674            (20,344)            53,273             (809)

Income tax expense (benefit)                                    8,185             (8,409)            15,783           (2,949)
                                                            ---------          ---------          ---------        ---------

NET INCOME (LOSS)                                           $  19,489          $ (11,935)         $  37,490        $   2,140
                                                            =========          =========          =========        =========
Basic earnings (loss) per common share                      $    0.45          $   (0.28)         $    0.86        $    0.05
                                                            =========          =========          =========        =========

Diluted earnings (loss) per common share                    $    0.45          $   (0.28)         $    0.86        $    0.05
                                                            =========          =========          =========        =========

Basic weighted average shares outstanding                      43,519             43,140             43,545           43,134
                                                            =========          =========          =========        =========

Diluted weighted average shares outstanding                    43,765             43,140             43,788           43,377
                                                            =========          =========          =========        =========

See notes to Press Release Investor Data on page 6.

CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)

                                                       THREE MONTHS ENDED                      SIX MONTHS ENDED
                                                           JUNE 30,                                JUNE 30,
                                               ---------------------------------        -----------------------------
                                                   2006              2005                   2006            2005
                                               -------------      -------------         -------------   -------------
UNDERWRITING RESULTS:

Gross written premiums:
  Contract                                        $  78,758          $  66,864            $ 146,202        $ 123,135
  Commercial                                         33,017             31,288               68,872           68,501
  Fidelity and other                                  7,539              8,392               16,969           18,201
                                                  ---------          ---------            ---------        ---------
                                                  $ 119,314          $ 106,544            $ 232,043        $ 209,837
                                                  =========          =========            =========        =========
Net written premiums:

  Contract                                        $  69,691          $  56,063            $ 127,403        $  96,115
  Commercial                                         31,967             30,336               66,731           65,185
  Fidelity and other                                  7,539              8,392               16,969           18,201
                                                  ---------          ---------            ---------        ---------
                                                  $ 109,197          $  94,791            $ 211,103        $ 179,501
                                                  ---------          ---------            ---------        ---------

Net earned premiums                               $  97,041          $  85,257            $ 188,929        $ 165,820
Net losses and loss adjustment expenses(1)           24,945             62,763               48,541           84,354
Net commissions, brokerage and other
         underwriting expenses                       53,514             50,057              104,427           98,702
                                                  ---------          ---------            ---------        ---------
Underwriting income (loss)                           18,582            (27,563)              35,961          (17,236)
Net investment income                                10,017              8,054               19,171           16,025
Net realized investment gains                            87                  5                  105            2,016
Interest expense                                      1,012                840                1,964            1,614
                                                  ---------          ---------            ---------        ---------
Income (loss) before income taxes                    27,674            (20,344)              53,273             (809)
Income tax expense (benefit)                          8,185             (8,409)              15,783           (2,949)
                                                  ---------          ---------            ---------        ---------
NET INCOME (LOSS)                                 $  19,489          $ (11,935)           $  37,490        $   2,140
                                                  =========          =========            =========        =========


Loss ratio(1)                                          25.7%              73.6%                25.7%            50.9%
Expense ratio                                          55.1%              58.7%                55.3%            59.5%
                                                  ---------          ---------            ---------        ---------
Combined ratio(1)                                      80.8%             132.3%                81.0%           110.4%
                                                  =========          =========            =========        =========



See notes to Press Release Investor Data on page 6.

CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)

                                                           THREE MONTHS ENDED             SIX MONTHS ENDED
                                                                JUNE 30,                       JUNE 30,
                                                       ------------------------      ------------------------
                                                          2006          2005            2006           2005
                                                       ----------    ----------      ----------     ---------
CASH FLOW DATA:

Net cash provided by operations                        $23,430        $53,282        $37,635        $55,814

                                                                                      JUNE 30,       December 31,
CONSOLIDATED BALANCE SHEET DATA:                                                        2006            2005
                                                                                     -----------    -------------
Invested assets and cash                                                             $   816,558      $  797,914
Intangible assets, net                                                                   138,785         138,785
Total assets                                                                           1,312,571       1,262,614


Insurance reserves                                                                       697,788         665,496
Debt                                                                                      50,639          50,589
Total stockholders' equity                                                               508,043         476,575

Book value per share                                                                 $     11.63      $    11.00

Outstanding shares                                                                        43,676          43,334
                                                                                    ============     ===========


-------------------------------------
Notes to Press Release Investor Data


(1) Includes the effect of recording revisions of prior year reserves. The dollar amount and the percentage point effect on the loss ratio of these reserve revisions were a reduction of $126, or 0.1% and an addition of $127, or 0.2% for the three months ended June 30, 2006 and 2005, respectively, and a reduction of $167, or 0.1% and an addition of $127, or 0.1%, for the six months ended June 30, 2006 and 2005,respectively.